Exhibit 3.1
CERTIFICATE OF AMENDMENT TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
MYR GROUP INC.

MYR Group Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following amendments to the Restated Certificate of Incorporation of the Corporation, dated May 1, 2014 (the “Restated Certificate”), have been approved and adopted by the Corporation’s Board of Directors and have been duly adopted by a vote of the stockholders of the Corporation, at a meeting duly called, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the Restated Certificate:

1.Article FIFTH, Section (c) of the Restated Certificate is hereby amended to read in its entirety as follows:

“Until the election of directors at the 2026 annual meeting, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Any director elected prior to the 2024 annual meeting will be elected for a three-year term. Each director elected at the 2024 annual meeting will be elected for a two-year term expiring at the 2026 annual meeting. Each director elected at the 2025 annual meeting will be elected for a one-year term expiring at the 2026 annual meeting. At the 2026 annual meeting and at each annual meeting thereafter, all directors will be elected for a one-year term expiring at the next annual meeting. For as long as the Board of Directors continues to be classified, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class or from the removal from office, death, disability, resignation or disqualification of a director or other cause shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director.”

2.Article FIFTH, Section (e) of the Restated Certificate is hereby amended to read in its entirety as follows:

“Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Prior to the election of directors at the 2026 annual meeting, any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. From and after the election of directors at the 2026 annual meeting, any director elected to fill a vacancy resulting from an increase in the number of directors shall hold office until the next annual meeting. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, (i) with or without cause (except that any director who is serving a three-year term or a two-year term prior to the 2026 annual meeting may be removed only for cause) and (ii) only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto.”

IN WITNESS WHEREOF, MYR Group Inc. has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be signed by Richard S. Swartz, its President and Chief Executive Officer, this 20th day of April, 2023.

MYR GROUP INC.

        By:           /s/ Rick Swartz
        Name:     Richard S. Swartz
        Title:    President and Chief Executive Officer